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                                   EXHIBIT 12

                            STATE STREET CORPORATION

                       Ratio of Earnings to Fixed Charges

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
                            Nine months
                               ended          Year Ended December 31,
                           September 30, --------------------------------------
(Dollars in millions)          2000       1999    1998    1997    1996    1995
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
(A) Excluding interest on
 deposits:
 Earnings:
 Income before income
  taxes..................     $  737     $  974  $  662  $  568  $  453  $  370
 Fixed charges...........        959        954     846     613     477     495
                              ------     ------  ------  ------  ------  ------
  Earnings as adjusted...     $1,696     $1,928  $1,508  $1,181  $  930  $  865
                              ======     ======  ======  ======  ======  ======
 Income before income
  taxes..................
 Pretax income from
  continuing operations
  as reported............     $  730     $  968  $  657  $  564  $  447  $  366
 Share of pretax income
  (loss) of 50% owned
  subsidiaries not
  included in above......          7          6       5       4       6       4
                              ------     ------  ------  ------  ------  ------
 Net income as adjusted..     $  737     $  974  $  662  $  568  $  453  $  370
                              ======     ======  ======  ======  ======  ======
 Fixed charges:
 Interest on other
  borrowings.............     $  893     $  874  $  770  $  548  $  452  $  482
 Interest on long-term
  debt including
  amortization of debt
  issue costs............         59         70      66      55      15       9
 Portion of rents
  representative of the
  interest factor in long
  term lease.............          7         10      10      10      10       4
                              ------     ------  ------  ------  ------  ------
  Fixed charges..........     $  959     $  954  $  846  $  613  $  477  $  495
                              ======     ======  ======  ======  ======  ======
 Ratio of earnings to
  fixed charges..........       1.77x      2.02x   1.78x   1.93x   1.95x   1.75x
(B) Including interest on
 deposits:
 Adjusted earnings from
  (A) above..............     $1,696     $1,928  $1,508  $1,181  $  930  $  865
 Add interest on
  deposits...............        718        712     656     512     425     416
                              ------     ------  ------  ------  ------  ------
 Earnings as adjusted....     $2,414     $2,640  $2,164  $1,693  $1,355  $1,281
                              ======     ======  ======  ======  ======  ======
 Fixed Charges:
 Fixed charges from (A)
  above..................     $  959     $  954  $  846  $  613  $  477  $  495
 Interest on deposits....        718        712     656     512     425     416
                              ------     ------  ------  ------  ------  ------
  Adjusted fixed
   charges...............     $1,677     $1,666  $1,502  $1,125  $  902  $  911
                              ======     ======  ======  ======  ======  ======
 Adjusted earnings to
  adjusted fixed
  charges................       1.44x      1.58x   1.44x   1.50x   1.50x   1.41x
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